Trailmark Series Trust 485BPOS

Exhibit 99.(b)(3)

AMENDMENT NO. 2

TO

BYLAWS OF

IDX Funds

This Amendment No. 2 (the “Amendment”) to the Bylaws of IDX Funds (the “Trust”) amends, effective July 29, 2025, the Bylaws of the Trust dated as of May 29, 2015, as amended (the “Bylaws”).

Under Section 9.2 of Article IX of the Bylaws, the Bylaws may be amended at any time by the Board of Trustees.

WHEREAS, the Trustees of the Trust approved the Amendment and a vote of the Shareholders is not required for the Amendment;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. The name of the Trust is “Trailmark Series Trust” and the Trustees shall conduct the business of the Trust under that name, or any other name as they may from time to time determine.

2. All capitalized terms are used herein as defined in the Bylaws unless otherwise defined herein. All references in the Bylaws to “these Bylaws” shall mean the Bylaws as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Bylaws are hereby confirmed and remain in full force and effect.